Exhibit 23.1

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of KULR Technology Group, Inc. (the “Company”) on Form S-3 (File No. 333-232614) and Form S-8 (File No. 333-227751) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 14, 2020 with respect to our audits of the consolidated financial statements of KULR Technology Group, Inc. and Subsidiary as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report is included in this Annual Report on Form 10-K of KULR Technology Group Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

May 14, 2020